PROSPECTUS SUPPLEMENT                          Filed pursuant to Rule 424(b)(3)
to Prospectus dated August 2, 2000                   Registration No. 333-36318

                                  $200,000,000

                              INCYTE GENOMICS, INC.

                  5.5% CONVERTIBLE SUBORDINATED NOTES DUE 2007
                                       and
                             SHARES OF COMMON STOCK
                      ISSUABLE UPON CONVERSION OF THE NOTES

     This prospectus supplement relates to the resale by the holders of 5.5% convertible subordinated notes due 2007 of Incyte Genomics, Inc. and the shares of common stock issuable upon conversion of the notes.

     This prospectus supplement should be read in conjunction with the prospectus dated August 2, 2000, which is to be delivered with this prospectus supplement.

     The information in the table appearing under the heading "Selling Securityholders" in the prospectus is supplemented and superseded in part by the information appearing in the table below:

                                                   Principal                                         Common Stock
                                                Amount of Notes    Common Stock                      Owned After
                                                  Beneficially    Issuable Upon                       Completion
                                                   Owned and        Conversion      Common Stock        of the
                      Name                         Offered(1)    of the Notes(1)     Offered(1)      Offering(1)
                      ----                      ---------------- ---------------    -------------    -------------
Cantor Fitzgerald & Co...................        $1,000,000           7,416             7,416            --

Mentor Partners, L.P. ...................        $4,940,000          36,636            36,636            --

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(1)  Amounts indicated may be in excess of the total amount registered due to sales or transactions exempt from the registration requirements of the
     Securities Act of 1933 since the date on which selling securityholders provided information to us regarding their notes.

     None of the selling securityholders listed above nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years.

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     Investing in the notes and our common stock involves a high degree of risk. You should carefully read and consider the "Risk Factors" beginning on page 3 of the prospectus.

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     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the prospectus. Any representation to the contrary is a criminal offense.

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          The date of this Prospectus Supplement is September 13, 2000.